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                                                                     EXHIBIT 5.1


                     [Letterhead of Foley, Hoag & Eliot LLP]






                                           May 11, 1998

Century Bancorp, Inc.
400 Mystic Avenue
Medford, Massachusetts 02155

         Re: Century Bancorp Capital Trust

Ladies and Gentlemen:

     We have acted as counsel to Century Bancorp Capital Trust, a Delaware statutory business trust (the "Trust"), and Century Bancorp, Inc., a Massachusetts corporation ("Century Bancorp"), in connection with certain matters relating to (i) the creation of the Trust and (ii) the proposed issuance by the Trust of Preferred Securities to beneficial owners pursuant to and as described in Registration Statement No. 333-50843 (and the Prospectus forming a part thereof) on Form S-2 filed with the Securities and Exchange Commission on April 23, 1998, as amended by Amendment No. 1 and Amendment No. 2 thereto (as so amended, the "Registration Statement"), and (iii) the proposed issuance by Century Bancorp of up to $28,750,000 principal amount of Junior Subordinated Debentures due 2029 (the "Debentures") as described in the Registration Statement.

     In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Indenture to be entered into between Century Bancorp and State Street Bank and Trust Company, as Trustee (the "Indenture"); the Preferred Securities Guarantee Agreement to be entered into between Century Bancorp and State Street Bank and Trust Company, as Trustee (the "Guarantee Agreement"); the form of Underwriting Agreement relating to the Preferred Securities among Century Bancorp, the Trust, and Tucker Anthony Incorporated (the "Underwriting Agreement"); the Registration Statement; and such other documents and certificates as we have considered necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than Century Bancorp) that is a party to any of


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the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; and (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents.


     Based on and subject to the foregoing, and limited in all respects to matters of Massachusetts law, it is our opinion that:

     1. The Debentures have been duly authorized by all necessary corporate action of Century Bancorp and, when duly issued, executed, authenticated, paid for and delivered in accordance with the terms of the Indenture and as described in the Prospectus, will constitute legal, valid and binding obligations of Century Bancorp, enforceable against Century Bancorp in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in entity or at law); provided, however, that we express no opinion as to the legality, validity or binding nature of any choice of law provision.

     2. When the Guarantee Agreement has been duly authorized, executed and delivered by Century Bancorp, the Guarantee Agreement will constitute a legal, valid and binding obligation of Century Bancorp, enforceable against Century Bancorp in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, however, that we express no opinion as to the legality, validity or binding nature of any choice of law provision.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading "LEGAL MATTERS" in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       FOLEY, HOAG & ELIOT LLP